Exhibit No. 4.14
Form SB-2
Buyers United, Inc.

                          WALL STREET CONSULTANTS, INC.
                                32 E. 57TH STREET
                              NEW YORK, N.Y. 10022

Investment Banking                                                 (212)888-4848
Founded 1959                                                   Fax (212)888-4903
                                Buyersonline.com

                             STOCK OPTION AGREEMENT

     Option granted as of March 8, 2000 by Buyersonline.com (the "Corporation") to Wall Street Consultants, Inc. (which together with its assigns is sometimes hereinafter referred to as the "Grantee"):

     1. The Option. In further consideration of the services to be provided to the Corporation by the Grantee pursuant to that certain retainer agreement between the Corporation and the Grantee dated March 15, 2000 (the "Retainer Agreement"), the Corporation grants to the Grantee, effective on the Date of Grant, a stock option (the "Option") to purchase, on the terms and conditions herein set forth, 50,000 shares (the "Shares") of the Corporation's fully paid, nonassessable shares of common stock, ("Common Stock"), at the purchase price for the Shares set forth in Section 2 below, for the first year; provided, however, that in no event shall the Corporation be required to sell a fractional Share, and the number of Shares purchasable hereunder shall be limited accordingly.

     2. The Purchase Price. The purchase price of the Shares shall be $5 per share (the "Option Price"), which price is the fair market value of the Shares as of the Date of the Grant, as such Option Price shall be adjusted from time to time pursuant to paragraph 10.

      3. Exercise of Option.

          (a) The Option is exercisable over a period ending five years from the Date of Grant (the "Option Period"). The Option may be exercised from time to time during the Option Period as to the total number of Shares subject to this Option as determined under Section 1, or any lesser amount thereof, and the Option shall continue as to any unexercised Shares.

          (b) In the event the Grantee elects to exercise all or any portion of the Option, the Grantee shall deliver to the Corporation written notice (the "Notice") of such election, which Notice shall specify the number of Shares in respect of which the Option is to be exercised, along with payment of the Option Price of the Shares in respect of which the Option is exercised. The Option Price shall be paid in full in United States dollars at the time of exercise; provided, however, that if any fees are owed or expenses unreimbursed pursuant to the Retainer Agreement, then the exercise price may be paid by the Grantee agreeing to credit the Corporation therefore. If the Option is exercised in accordance with the provisions of this Agreement, the Corporation shall deliver as soon as practicable to the Grantee a certificate or certificates representing the number of Shares in respect of which the Option is being exercised, which Shares shall be registered in the holder's name.

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     4. Sales of Shares. The Grantee shall not be entitled to sell, transfer, or distribute the Shares except pursuant to (i) an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or (ii) if there be no registration statement in effect, pursuant to an exemption from registration under the Act. Prior to offering or selling the Shares upon claim of exemption, the holder shall obtain a written opinion from counsel reasonably satisfactory to the Corporation to the effect that such exemption is available or shall deliver a "no-action" letter from the Securities and Exchange Commission with respect to the proposed sale, transfer or distribution of the Shares.

     5. Registration Rights. The Corporation agrees that, for so long as the Option remains exercisable and for a period of two years thereafter, whenever the Corporation proposes to file with the Securities and Exchange Commission a registration statement (other than as to securities issued pursuant to an employee benefit plan or as to a merger, acquisition or similar transaction subject to Rule 145 promulgated under the Securities Act), the Corporation shall, at least 30 days prior to such filing, give written notice of such proposed filing to the Grantee setting forth the facts with respect to such proposed filing, and shall offer to include in any such filing the Shares subject to the Option provided that the Corporation receives a request therefor at least 10 days prior to the proposed filing date. All fees, disbursements and out-of-pocket expenses in connection with the filing of any registration statement and in complying with applicable securities and blue sky laws shall be borne by the Corporations.

     The Corporation will indemnify and hold harmless the Grantee and each person who controls the Grantee within the meaning of Section 15 of the Act or
Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, expenses and liabilities, joint or several (including any investigation, legal and other expenses incurred in connection with, and any amount paid in any settlement effected with the Corporation's consent (not to be unreasonably withheld) of, any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Act, the Exchange Act or other federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on (A) any untrue statement or alleged untrue statement of a material fact contained in the registration statement filed with respect to the Shares (including any related preliminary or definitive prospectus, or any amendment or supplement to such registration statement or prospectus), (B) any omission or alleged omission to state in such document any material fact required to be stated in it or necessary to make the statements in it not misleading, or (C) any violation by the Corporation of the Act, the Exchange Act, any blue sky laws or any rule or regulation thereunder in connection with such registration; provided however, that the Corporation will not be liable to the extent that such loss, claim, damage, expense or liability arises from and is based solely on a material untrue statement or omission or alleged material untrue statement or omission made in such registration statement and in conformity with information furnished in writing to the Corporation by the Grantee expressly for use in such registration statement. With respect to the matter referred to in the proviso of the foregoing sentence, the Grantee will indemnify and hold harmless the Corporation from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which it may become subject under the Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise to the same extent provided in the immediately preceding sentence.

     Promptly  after  receipt  by  an   indemnified   party  of  notice  of  the
commencement  of any  action  involving  matters  referred  to in the  foregoing

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paragraph,  such indemnified  party will, if a claim in respect thereof is to be made against any indemnifying party, thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof at its own expense with counsel reasonably satisfactory to the indemnified party or parties, and in such case, if the indemnified party desires to retain its own counsel, the expense of such counsel shall be borne by the indemnified party.

     6. Termination of Retainer Agreement. In the event the engagement of the Wall Street Group, Inc. under the Retainer Agreement ceases by reason of the termination of the Retainer Agreement by either party on ninety (90) days notice pursuant to the provisions thereof, the maximum number of Shares exercisable hereunder shall be multiplied by a fraction, the numerator of which shall be the number of days which shall have expired from the Date of Grant to the earlier of the next subsequent anniversary date of the Retainer Agreement or ninety (90) days after receipt by the Wall Street Group, Inc. of the notice of termination sent pursuant thereto, and the denominator of which shall be 365, and such product shall thereupon be the maximum number of Shares purchasable hereunder; provided, however, that in no event shall the Corporation be required to sell a fractional Share, and the number of Shares purchasable hereunder shall be limited accordingly.

     7. Successors and Assigns. This agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns.

     8. Expiration of Option. This Option is not exercisable after the expiration of five years from the Date of Grant.

     9. Rights.

          (a) The granting of this Option shall not confer upon the Grantee any right to continue to be retained by the Corporation or any of its subsidiaries, subject, however, to the terms of the Retainer Agreement between the Grantee and the Corporation.

          (b) The Grantee shall not, by reason of the granting to it of the Option, have or thereby acquire any rights of a stockholder of the Corporation with respect to any Shares unless and until it has tendered full payment of the Option Price for such Shares.

     10. Adjustment of Number of Shares and Option Price. In the event that a dividend shall be declared upon the Shares payable in shares of Common Stock, the number of Shares then subject to the Option and the Option Price shall be adjusted by adding to each of such Shares the number of shares of Common Stock which would be distributable thereon if such Share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend and reducing the Option Price proportionally. In the event that the outstanding Shares shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the corporation or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each Share subject to the Option the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged; provided, however, that in the event that such change or exchange results from a merger or

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consolidation,  and in the judgment of the Board of Directors of the Corporation such substitution cannot be effected or would be inappropriate, or if the Corporation shall sell all or substantially all of its assets, the Corporation shall use reasonable efforts to effect some other adjustment of the Option which the Board of Directors, in its sole discretion, shall deem equitable. In the event that there shall be any change, other than as specified above in this Paragraph 10, in the number or kind of outstanding Shares or of any stock or other securities into which such Shares shall have been changed or for which they shall have been exchanged, then, if the Board of Directors shall determine that such change equitably requires an adjustment in the number or kind of Shares then subject to the Option, such adjustment shall be made by the Board of Directors and shall be effective and binding for all purposes of this Option. In the case of any such substitution or adjustment as provided for in this paragraph, the Option Price will be the option price for all shares of stock or other securities which shall have been substituted for each Share or to which such Share shall have been adjusted pursuant to this paragraph 10. No adjustment or substitution provided for in this paragraph 10 shall require the Corporation to sell a fractional Share, and the total substitution or adjustment shall be limited accordingly.

     11. Reserve of Shares. The Corporation will reserve and set about and have at all times, free from preemptive rights, a number of shares or authorized but unissued Common Stock deliverable upon exercise of the Option, and it will have at all times any other rights or privileges provided for therein sufficient to enable it at any time to fulfill all of its obligations in this Agreement.

     12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

     If the foregoing is in accordance with the Grantee's understanding and approved by it, it may so confirm by signing and returning the duplicate of this Agreement delivered for that purpose.

                                          BUYERSONLINE.COM

Dated:  March 15, 2002                    By:  /s/ Rod Smith

The foregoing is in accordance with the undersigned's understanding and is hereby confirmed and agreed to as of the Date of Grant.

                                          WALL STREET CONSULTANTS, INC.

Dated:  March 14, 2002                    By:  /s/ Ronald Stabiner

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                           THE WALL STREET GROUP, INC.
                                32 E. 57TH STREET
                              NEW YORK, N.Y. 10022


                                                                   (212)888-4848
Financial Public Relations                                     Fax (212)888-4903

October 24, 2001

Sent Via Fax

Mr. Theodore Stern
Chairman
Buyersonline.com, Inc.
1 PPG Place, Suite 2970
Pittsburgh, PA 15222

Dear Ted,

Thank you for phoning me this morning. I have reviewed your proposal and agree to the terms as follows:

     1) BUYO will make immediate payment of out-of-pocket expenses due The Wall Street Group of $8,909.38.

     2) Beginning December 1, 2001, BUYO will pay balance of $49,806.23 at rate of $5,000 per month.

     3)   Option to be increased to 65,000 shares from 50,000.

     4)   Option price to be reduced to $2.50 from $5.00.

If this meets with our approval please countersign and return to me by fax. Thank you.

Don Sends his best wishes.

Sincerely,

/s/ Ronald Stabiner
Vice President

Agreed to by Theodore Stern

Signed:  /s/ Theodore Stern

Date:  October 31, 2001

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